Exhibit 23.2

GRANT THORNTON LLP 200 S. Orange Avenue, Suite 2050 Orlando, FL 32801 D +1 407 481 5100 F +1 407 481 5190

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 6, 2020 with respect to the consolidated financial statements and internal control over financial reporting of Consolidated-Tomoka Land Co. (now known as “CTO Realty Growth, Inc.”) included in the Annual Report on Form 10-K for the year ended December 31, 2019, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Orlando, Florida

September 3, 2020

GT.COM	U.S. member firm of Grant Thornton International Ltd